EXHIBIT 20.2

                       NEW ANADARKO PETROLEUM CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Anadarko and Union Pacific Resources, which are incorporated by reference in this document. The unaudited pro forma financial statements are presented for illustration purposes only, in accordance with the assumptions set forth below, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed. Nor is it necessarily indicative of future operating results or the financial position of the combined enterprise. The unaudited pro forma condensed combined financial statements do not reflect any adjustments to conform accounting practices, other than to conform Union Pacific Resources' accounting for oil and gas activities to the full-cost method of accounting, or to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger related expenses.



                                       77

                     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999



                                                      UNION PACIFIC    PRO FORMA         PRO FORMA
                                           ANADARKO     RESOURCES     ADJUSTMENTS         COMBINED
                                           --------   -------------   -----------        ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Gas sales................................  $357,530    $  854,933      $      --         $1,212,463
Oil and condensate sales.................   249,666       504,933             --            754,599
Natural gas liquid sales.................    88,039       113,386             --            201,425
Minerals.................................        --       120,494             --            120,494
Other....................................     5,869       133,726        (92,663)(a)         46,932
                                           --------    ----------      ---------         ----------
     Total...............................   701,104     1,727,472        (92,663)         2,335,913
                                           --------    ----------      ---------         ----------
COSTS AND EXPENSES
Operating expenses.......................   141,719       668,491       (249,960)(b)        383,256
                                                                        (176,994)(c)
Administrative and general...............   102,946        86,928         63,654 (c)        207,520
                                                                         (46,008)(d)
Minerals.................................        --        (2,797)         2,797 (c)             --
Depreciation, depletion and
  amortization...........................   218,091       827,710       (827,710)(e)        978,690
                                                                         760,599 (f)
Other taxes..............................    35,407            --        110,543 (c)        145,950
Restructuring charge.....................        --        11,375             --             11,375
Impairments related to international
  properties.............................    24,000            --             --             24,000
Amortization of goodwill.................        --            --         52,530 (g)         52,530
                                           --------    ----------      ---------         ----------
     Total...............................   522,163     1,591,707       (310,549)         1,803,321
                                           --------    ----------      ---------         ----------
Operating Income.........................   178,941       135,765        217,886            532,592

OTHER INCOME (EXPENSE)...................        --        31,722             --             31,722

INTEREST EXPENSE.........................    74,124       218,658       (167,565)(h)        125,217
                                           --------    ----------      ---------         ----------
Income (Loss) Before Income Taxes........   104,817       (51,171)       385,451            439,097

INCOME TAXES.............................    62,238      (140,348)       145,480 (i)         67,370
                                           --------    ----------      ---------         ----------
NET INCOME FROM CONTINUING OPERATIONS....  $ 42,579    $   89,177      $ 239,971         $  371,727
Preferred stock dividends................    10,920            --             --             10,920
                                           --------    ----------      ---------         ----------
NET INCOME FROM CONTINUING OPERATIONS
  AVAILABLE TO COMMON STOCKHOLDERS.......  $ 31,659    $   89,177      $ 239,971         $  360,807
                                           --------    ----------      ---------         ----------
Earnings per share -- basic..............  $   0.25                                      $     1.51
Earnings per share -- diluted............  $   0.25                                      $     1.50
                                           --------                                      ----------
AVERAGE SHARES OUTSTANDING...............   125,187                      113,459 (j)        238,646

AVERAGE SHARES OUTSTANDING -- DILUTED....   125,906                      113,862 (k)        239,768
                                           --------                    ---------         ----------


        See accompanying notes to unaudited pro forma condensed combined financial statements.


                                       78

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          QUARTER ENDED MARCH 31, 2000



                                                       UNION PACIFIC    PRO FORMA          PRO FORMA
                                            ANADARKO     RESOURCES     ADJUSTMENTS         COMBINED
                                            --------   -------------   -----------         ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
Gas sales.................................  $102,143     $243,674       $      --          $345,817
Oil and condensate sales..................   101,751      188,311              --           290,062
Natural gas liquids sales.................    41,602       47,852              --            89,454
Minerals..................................        --       37,516              --            37,516
Other.....................................     1,555        4,949            (168)(a)         6,336
                                            --------     --------       ---------          --------
     Total................................   247,051      522,302            (168)          769,185
                                            --------     --------       ---------          --------
COSTS AND EXPENSES
Operating expenses........................    42,939      138,205         (25,157)(b)       106,501
                                                                          (49,486)(c)
Administrative and general................    30,086       18,803          13,700 (c)        52,391
                                                                          (10,198)(d)
Minerals..................................        --          540            (540)(c)            --
Depreciation, depletion and
  amortization............................    57,308      176,230        (176,230)(e)       237,606
                                                                          180,298 (f)
Other taxes...............................    11,321           --          36,326 (c)        47,647
Amortization of goodwill..................        --           --          13,132 (g)        13,132
                                            --------     --------       ---------          --------
     Total................................   141,654      333,778         (18,155)          457,277
                                            --------     --------       ---------          --------
Operating Income..........................   105,397      188,524          17,987           311,908

OTHER INCOME (EXPENSE)....................        --      (14,839)             --           (14,839)

INTEREST EXPENSE..........................    21,094       48,925         (37,862)(h)        32,157
                                            --------     --------       ---------          --------
Income Before Income Taxes................    84,303      124,760          55,849           264,912

INCOME TAXES..............................    42,504       32,049          21,424 (i)        95,977
                                            --------     --------       ---------          --------
NET INCOME FROM CONTINUING OPERATIONS.....  $ 41,799     $ 92,711       $  34,425          $168,935
Preferred stock dividends.................     2,730           --              --             2,730
                                            --------     --------       ---------          --------
NET INCOME FROM CONTINUING OPERATIONS
  AVAILABLE TO COMMON STOCKHOLDERS........  $ 39,069     $ 92,711       $  34,425          $166,205
                                            --------     --------       ---------          --------
Earnings per share -- basic...............  $   0.31                                       $   0.69
Earnings per share -- diluted.............  $   0.30                                       $   0.68
                                            --------                                       --------
AVERAGE SHARES OUTSTANDING................   128,046                      113,459 (j)       241,505

AVERAGE SHARES OUTSTANDING -- DILUTED.....   131,464                      113,862 (k)       245,326
                                            --------                    ---------          --------

                See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000



                                                  UNION PACIFIC    PRO FORMA            PRO FORMA
                                      ANADARKO      RESOURCES     ADJUSTMENTS           COMBINED
                                     ----------   -------------   ------------         -----------
                                                            (IN THOUSANDS)
ASSETS
Current assets.....................  $  322,726    $   470,102    $     40,000 (l)     $   832,828
                                     ----------    -----------    ------------         -----------
Properties and equipment...........   6,095,154     11,084,333     (11,084,333)(m)      14,416,354
                                                                     8,321,200 (n)
Less accumulated depreciation,
  depletion and amortization.......   2,287,451      5,670,830      (5,670,830)(m)       2,287,451
                                     ----------    -----------    ------------         -----------
Net properties and equipment.......   3,807,703      5,413,503       2,907,697          12,128,903
                                     ----------    -----------    ------------         -----------
Deferred charges...................      89,412        175,887          52,000 (o)         317,299
Goodwill...........................          --             --       1,050,593 (p)       1,050,593
                                     ----------    -----------    ------------         -----------
     Total.........................  $4,219,841    $ 6,059,492    $  4,050,290         $14,329,623
                                     ==========    ===========    ============         ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities................  $  297,165    $   549,553    $    193,700 (l)     $ 1,175,344
                                                                       134,926 (q)
Long-term debt.....................   1,573,217      2,606,073        (203,000)(r)       3,976,290
Deferred income taxes..............     614,997      1,334,818       1,120,471 (s)       3,070,286
Deferred credits...................     147,833        548,537        (283,400)(t)         412,970
Preferred stock....................     200,000             --              --             200,000
Stockholders' equity...............   1,386,629      1,020,511       3,087,593 (u)       5,494,733
                                     ----------    -----------    ------------         -----------
     Total.........................  $4,219,841    $ 6,059,492    $  4,050,290         $14,329,623
                                     ==========    ===========    ============         ===========
CAPITALIZATION RATIOS
Long-term debt.....................          50%            72%                                 41%
Stockholders' equity...............          50%            28%                                 59%


                See accompanying notes to unaudited pro forma condensed combined financial statements.



                                       80

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(a) To record the pro forma reversal of historical Union Pacific Resources gains and losses related to the sale of oil and gas properties to conform to the full-cost method of accounting for oil and gas activities.

(b) To record the pro forma capitalization of historical Union Pacific Resources exploration expense to conform to the full-cost method of accounting for oil and gas activities.

(c) To reclassify certain amounts in Union Pacific Resources historical financial statements to conform to Anadarko's presentation.

(d) To record the pro forma capitalization of Union Pacific Resources exploration and development overhead costs to conform to the full-cost method of accounting for oil and gas activities.

(e) To record the reversal of historical Union Pacific Resources depreciation, depletion and amortization expense recorded in accordance with the successful efforts method of accounting for oil and gas activities and the reversal of historical Union Pacific Resources impairment of oil and gas properties recorded in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

(f) To record pro forma depreciation, depletion and amortization expense (i) in accordance with the full-cost method of accounting for oil and gas activities and (ii) on the estimated fair value of the depreciable and depletable assets. Full-cost ceiling tests were performed on the combined basis resulting in no incremental impairment of oil and gas properties for the periods presented.

(g) To record the pro forma amortization of goodwill, which will be amortized over a period of 20 years.

(h) To record pro forma capitalization of interest on significant investments in unevaluated properties and major development projects and to adjust Union Pacific Resources historical interest expense to reflect the estimated fair value of historical debt pursuant to the purchase method of accounting, including the reversal of amortization of historical debt issuance costs.

(i) To record income tax expense on the pro forma adjustments based on the applicable statutory tax rates.

(j) To reflect the issuance of Anadarko common stock pursuant to the merger agreement.

(k) To reflect the issuance of Anadarko common stock pursuant to the merger agreement and common stock equivalents related to stock options issued in accordance with the merger agreement.

(l) To record the estimated fair value of derivatives and other current liabilities in accordance with the purchase method of accounting.

(m) To reverse historical Union Pacific Resources property and equipment balances and the related accumulated depreciation, depletion and amortization.

(n) To record the estimated pro forma allocation of the purchase price of the acquisition of Union Pacific Resources, including estimated merger costs, to properties and equipment in accordance with the



                                       81

                     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)


     purchase method of accounting. The following is a calculation and allocation of the purchase price to the assets acquired and liabilities assumed based on their relative fair values.

CALCULATION OF PURCHASE PRICE (IN THOUSANDS EXCEPT SHARES)
Estimated number of shares of common stock to be issued.....    113,459,310
Average of Anadarko common stock price five days before and
  after the merger announcement.............................   $      35.58
                                                               ------------
Fair value of estimated common stock to be issued...........   $  4,036,667
Add: Fair value of vested Union Pacific Resources employee
  stock options to be assumed by Anadarko...................         71,437
                                                               ------------
                                                                  4,108,104
Add: Estimated merger related costs (See note (q))..........        134,926
                                                               ------------
Purchase Price..............................................   $  4,243,030
                                                               ============
ALLOCATION OF PURCHASE PRICE (IN THOUSANDS)
Current assets..............................................   $    510,102
Properties and equipment....................................      8,321,200
Deferred charges............................................        227,887
Goodwill....................................................      1,050,593
Current liabilities.........................................        878,179
Long-term debt..............................................      2,403,073
Deferred income taxes.......................................      2,455,289
Deferred credits............................................        265,137
                                                               ------------
Stockholders' equity........................................   $  4,108,104
                                                               ============


     The purchase price allocation is subject to changes in:

     - the number of actual shares issued;

     - the fair value of Union Pacific Resources working capital and other assets and liabilities on the effective date; and

     - the actual merger costs incurred.

     These items will not be known until the effective date of the merger. Management does not believe the final purchase price allocation will differ materially from the estimated purchase price allocation.

(o) To record the reversal of the capitalized debt issuance costs related to Union Pacific Resources historical long-term debt and record deferred charges at fair value pursuant to the purchase method of accounting.

(p) To record goodwill associated with the acquisition of Union Pacific Resources pursuant to the purchase method of accounting. Goodwill will be amortized over a period of 20 years.

(q) To record the liabilities associated with estimated merger related costs, consisting primarily of bankers' and other professional fees, as well as costs associated with relocation and severance of Union Pacific Resources employees and closing the Union Pacific Resources office in Fort Worth, Texas.

(r) To adjust historical Union Pacific Resources long-term debt to the estimated fair value using the purchase method of accounting.



                                       82

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                       NEW ANADARKO PETROLEUM CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)


(s) To record the pro forma deferred income tax effect of the fair value adjustments related to the merger in accordance with the purchase method of accounting.

(t) To adjust the historical Union Pacific Resources deferred credits to estimated fair value in accordance with the purchase method of accounting.

(u) To record the pro forma adjustments to stockholders' equity in accordance with the purchase method of accounting. The adjustment amount is calculated as follows (in thousands):



    Fair value of estimated common stock to be issued, as
      calculated in note (n) above..............................   $4,036,667
    Add: Fair value of vested Union Pacific Resources employee
      stock options to be assumed by Anadarko...................       71,437
                                                                   ----------
                                                                    4,108,104
    Less: Union Pacific Resources historical stockholders'
      equity....................................................    1,020,511
                                                                   ----------
    Adjustment to stockholders' equity..........................   $3,087,593
                                                                   ==========




                                       83

                     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS